FREE WRITING PROSPECTUS Dated March 11, 2014	Filed Pursuant to Rule 433 Registration No. 333-190561 Registration No. 333-190561-01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-888-603-5847.

Ally Master Owner Trust

Issuing Entity

$300,000,000 Class A Fixed Rate Asset Backed Notes, Series 2014-3

Ally Wholesale Enterprises LLC

Depositor

Ally Bank

Sponsor

Ally Financial Inc.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated March 7, 2014 (the “Preliminary Prospectus Supplement”) and a prospectus dated March 7, 2014 (the “Prospectus” and, together with the Prospectus Supplement, the “Preliminary Prospectus”), which describe the Series 2014-3 Class A notes to be issued by the issuing entity. You should review the Preliminary Prospectus in its entirety before deciding to purchase any of the Series 2014-3 Class A notes. This free writing prospectus, which we refer to as this “Additional Statement,” relates to the Series 2014-3 Class A notes offered by the Preliminary Prospectus. Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus. This Additional Statement should be read in conjunction with the Preliminary Prospectus. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus, you should rely upon the information in this Additional Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters for the Series 2014-3 Class A Notes:

Barclays	Citigroup	Credit Agricole Securities

Lloyds Securities	Natixis	PNC Capital Markets LLC	Scotiabank	SOCIETE GENERALE

The following information in the Preliminary Prospectus Supplement referenced above is hereby updated.

THE TRUST

•	The table under “The Trust—Capitalization of the Trust” should read:

The following table shows the expected capitalization of the trust (other than the Certificate Interest) on the closing date after issuance of the Series 2014-3 notes:

	Principal Amount(3)
Series 2010-2 Notes	$546,875,000	(1)
Series 2010-4 Notes	$772,200,772	(1)
Series 2010-VFN-1 Notes	$0	(1)
Series 2011-2 Notes	$441,176,471	(1)
Series 2011-3 Notes	$1,102,941,177	(1)
Series 2011-4 Notes	$704,225,352	(1)
Series 2012-1 Notes	$1,056,338,028	(1)
Series 2012-3 Notes	$850,340,698	(1)
Series 2012-4 Notes	$238,095,349	(1)
Series 2012-5 Notes	$1,496,598,639	(1)
Series 2013-1 Notes	$1,360,544,218	(1)
Series 2013-2 Notes	$748,299,320	(1)
Series 2013-3 Notes	$476,190,476	(1)
Series 2014-1 Notes	$1,342,281,879	(1)
Series 2014-2 Notes	$1,208,053,691	(4)
Series 2014-3 Class A Notes	$300,000,000
Series 2014-3 Class B Notes	$22,148,000
Series 2014-3 Class C Notes	$16,107,000
Series 2014-3 Class D Notes	$12,081,000
Series 2014-3 Class E Notes	$52,348,564	(2)

(1) As of the Series 2014-3 Cutoff Date. Subject to increases and decreases from time to time.

(2) Subject to increases and decreases from time to time.

(3) The Series 2012-2 notes, with a principal amount of $880,281,690, are outstanding as of the date of this prospectus supplement, but are expected to be repaid in full on March 17, 2014, their expected maturity date, and therefore are not included in the table.

(4) The Series 2014-2 notes are expected to be issued concurrently with the Series 2014-3 notes on the closing date. Certain expected terms of the Series 2014-2 notes are described in Annex A to this prospectus supplement. The Series 2014-2 notes are not being offered by this prospectus supplement. There can be no assurance that the Series 2014-2 notes will be issued on the closing date or that their terms will be as described in Annex A.

ANNEX A: OTHER SERIES ISSUED AND OUTSTANDING

•	The row entitled Initial Invested Amount in the table set forth under “Series 2014-2 Notes” in Annex A: Other Series Issued and Outstanding should read as follows:

Initial Invested Amount	$1,208,053,691